UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 28, 2005

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about February 20, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 4 and 6, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JANUARY 15, 2005

1.                                      An integrator recently lowered its fourth quarter 2004 earnings guidance citing a slow down in domestic volumes for the last week of December.  Did Expeditors see any of this softness the last week of December within its international business?  How would Expeditors describe this week versus management expectations?

We want to start by noting that you are asking if our international business slowed like their domestic small parcel and overnight envelope business did.  These are really two different types of business.  If we actually had a slowing, most likely this would have been mere coincidence.

In our business, we always expect slowing the last week of December—the major holiday buying period is over and a great many people are taking time off.  Since we expect very little, we are seldom disappointed.

2.                                      Please describe air and ocean freight volume trends during December 2004 versus management’s expectations.

We get this question quite often.  Frankly, since we don’t publish management’s expectations, we wonder what good the answer is to anybody.  That being said, volumes in December 2004 were strong and ahead of last year.  There was a lot of activity going on right up until the last week, so all in all, we felt very good about December.  As a matter of interest, December ended up being the best month of the fourth quarter 2004.

3.                                      Fuel continued its downward trend throughout December 2004.  Was Expeditors able to garner a larger percentage of rate from its customers to cover the cost of past fuel surcharge expenses incurred?

We are unfortunately old enough to remember when a cup of coffee was almost universally available for less than two bits (twenty five cents) a cup with unlimited refills.  Then there was a real hard freeze in much of the coffee growing region and coffee in restaurants went up substantially.  It also increased in price in the grocery store by a shocking amount per can.

Eventually the following year’s coffee beans were safely harvested and coffee slowly returned to normal levels in the grocery stores.  Restaurant coffee really never went down in price.  Your question really asks is Expeditors more like the grocery store or the restaurant?  The answer is the grocery store.

Yields did expand somewhat during December 2004, however, at this stage it is difficult to determine how much of this was due to: 1) typical seasonal trends, 2) rates increases from customers, and 3) lower rates with carriers as a result of fuel price moderation.  We would guess that we have listed these factors in a decreasing order of magnitude.  However, all of this being said, in December 2004 there were a couple of lanes with a couple of customers where we still struggled.

4.                                      A number of your competitors have reported very strong and accelerating levels of gross revenue growth within ocean freight products over the past three quarters.  This compares to Expeditors who has seen more modest levels of ocean freight gross revenue growth during this time period.  Is it safe to say that your competitors have recently been more competitive pricing their ocean freight product and therefore have gained market share?  Please discuss the ocean freight market place with regards to market share shifts and the current pricing environment.

We can’t speak to the strategy or actions of our competitors, but looking at Expeditors, we would say that we tried to be market competitive and we were successful in attracting market share—albeit at lower rates compared with the prior year.  Our year-to-date container counts were up year over year by over 29%.

As far as the ocean freight market, we’re probably not the best one to comment on market share shifts.  Other than what is necessary to grow our own business, we’re pretty sure that we don’t pay much attention to what is going on over at the other folks.  We have a strategy that works for us and it is based on sound execution and market share expansion.

5.                                      Are NVOCC Gross Revenues calculated by the amount on House Bill of Ladings and then the Net Revenues are calculated by subtracting the containership line’s Carrier Bill of Lading from this Gross Revenue?

In other words, are the following formulas correct?

NVOCC Gross Revenue = Total House Bill of Lading Revenues

NVOCC Net Revenue = Total House Bill of Lading Revenues – Total Master Ocean Bill of Lading Costs

Are NVOCC Gross Revenues ever reported or just the NVOCC Net Revenues?

Ocean freight revenues include the charges to the Company for carrying the shipments when the Company acts as a Non-Vessel Operating Common Carrier (NVOCC).  In each case the Company is acting as an indirect carrier.  When acting as an indirect carrier, the Company will issue a House Airway Bill (HAWB) or a House Ocean Bill of Lading (HOBL) to customers as the contract of carriage.  In turn, when the freight is physically tendered to a direct carrier, the Company receives a contract of carriage known as a Master Airway Bill for airfreight shipments and a Master Ocean Bill of Lading for ocean shipments.

We immediately recognized the last paragraph of your essay as an excerpt from our 10-K—which was a good thing, since we wrote it.  But to be totally honest, we’re a little mystified as to the rationale for the length of your question.  To paraphrase Winston Churchill, “never has so much been written about so little.”

Your numeric models indicate a sound understanding of how net revenue is calculated.  As far as reporting gross and net NVOCC revenues, our financial statements report gross ocean freight revenues.  Now it is true that most of these gross revenues, approximately 85% in fact, are NVOCC gross revenues, but we also include ocean forwarding and ocean consolidation (ECMS for regular readers) in this total.  So you cannot equate NVOCC gross revenue to gross ocean freight revenues.

Just to make things confusing for those not following along, ocean freight costs are almost entirely NVOCC costs.  Net ocean freight revenue as reported in our press releases and in the MD&A portions of our 10-Q’s and 10-K’s does not just include NVOCC net revenue as the contributions from forwarding and consolidation are in there as well.  So in answer to your final question, we do not report a true number for either NVOCC gross or net revenues.  But if we did, we would have used formulas just like yours to get our numbers.

6.                                      Do you have an idea as to how the December 26th Asian tsunami is likely to affect your business?  Has Expeditors lent a helping hand in procuring transportation for tsunami relief aid either flowing into or out of the region?

To the extent we’ve been able to, we have lent a hand.  While the total loss measured in deaths alone is now likely to exceed 300,000, thankfully we can report that none of our people in Sri Lanka, India, Bangladesh,

Thailand, Indonesia or Penang Island in Malaysia were directly affected by this tsunami.  Our physical facilities were also undamaged and while there were some understandable work interruptions in several offices, things seem to have gotten back to normal, all things considered, in very short order.

We don’t feel that there will be any long-term loss of freight into and out of our offices located in the region, but this is just our best guess.

7.                                      I need the ex-dividend dates for the June and December dividends in 2004.

The ex-dividend dates were May 27, 2004 and November 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

January 28, 2005	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

January 28, 2005	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer and Treasurer